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                                                                    EXHIBIT 6.31

               AGREEMENT OF SETTLEMENT, COMPROMISE AND ASSIGNMENT

     This Agreement of Settlement, Compromise and Assignment ("Agreement") is made and entered into effective as of February 28, 1998 ("Effective Date"), by and among American Independent Network, Inc., a Delaware corporation ("AIN") and Lionshead Entertainment, Inc., a Nevada corporation.

     This Agreement is entered into based on the following:

                                    RECITALS

     A. AIN is in the business of providing programming, media production and syndication services to television and cable stations, as well as satellite uplink services on behalf of certain cable channels.

     B. Lionshead has all right, title and interest to the name "Senior Channel" by virtue of its use.

     C. On April 3, 1997, Lionshead and entered into a Video Service Agreement (the "Service Agreement") with AIN, whereby AIN provided Lionshead a satellite uplink service for the Senior Channel. The terms of the Service agreement provided, among other things, that Lionshead would pay to AIN the sum of* per month for the services set forth in the Service Agreement. A true and correct copy of the Service Agreement is attached as Exhibit A and incorporated herein by this reference.

     D. Lionshead has breached the terms of the Agreement by failing to pay the monthly obligation. The amount presently due is $*.

     E. The parties have decided to resolve this matter without litigation and consequently enter into this Agreement pursuant to the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the mutual promises set forth below, he parties agree as follows:




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1.   Terms of Settlement.

     a. Lionshead agrees to assign any and all right, title and interest in any and all intellectual property rights it owns, adopted, used or is using, relating to the Senior Channel, including, but not limited to the Senior Channel name.

     b. Lionshead further agrees to cooperate, execute, and/or take whatever action is necessary, both now and subsequent to the execution of this Agreement, to assign, perfect, convey, or transfer, any and all right, title and interest in any and all intellectual property owned, adopted, used or presently owned by Lionshead to AIN, including, but not limited to the rights to the Senior Channel.

     c. Concurrently with the execution of this Agreement, Lionshead shall execute an Assignment of the name of the Senior Channel in favor of AIN, substantially in the form attached hereto as Exhibit B.

     d. Subject to the terms and conditions of this Agreement, AIN shall deem the amounts owed by Lionshead to be paid in full.

2.   Releases Upon the Effective Date.

     a. AIN and all respective agents, servants, employees, officers, directors, shareholders, successors, partners, joint venturers, permitted assigns, executors, heirs, and anyone else who may purport to claim any interest (the "Agents") by or through the company, releases Lionshead and its Agents from any and all claims of every kind and description whatsoever which may reasonably be determined to have arisen from, or as a result of, any fact, act or omission, including, but not limited to, all claims set forth in the Recitals, and any and all other claims of any kind or nature which AIN, and its Agents, could ever assert as a result of any act or omission occurring on or before the date of this Agreement except all claims to enforce the provisions of this Agreement and to enforce a claim that arises under this Agreement.

     b. As consideration for the execution of this Agreement by Lionshead, AIN, on behalf of itself and its respective Agents, covenants and agrees that it shall not file or maintain, or permit to be filed or maintained, any suit, proceeding, administrative proceeding, or action, civil or otherwise, against Lionshead and its respective Agents, arising from any matter, act, fact, or omissions occurring on or before the date of this Agreement, except to enforce a claim that arises under this Agreement.





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          c.   Accordingly, Lionshead and its respective Agents, releases AIN and its Agents from any and all claims of every kind and description whatsoever which may reasonably be determined to have arisen from, or as a result of, any fact, act or omission, whether now known or unknown, including but not limited to, any and all claims of any kind or nature which Lionshead and its Agents, could ever assert as a result of any act or omission occurring on or before the date of this Agreement except all claims to enforce the provisions of this Agreement.

          d. As consideration for the execution of this Agreement by AIN, Lionshead, on behalf of itself and its respective Agents, covenant and agree that it shall not file or maintain, or permit to be filed or maintained, any suit, proceeding, administrative proceeding, or action, civil or otherwise, against AIN, and its respective Agents, arising from any matter, act, fact, or omissions occurring on or before the date of this Agreement, except to enforce the provisions of this Agreement.

     3.   Reliance Upon Representations, Warranties and Covenants.

     The parties represent and warrant that they have conducted their own investigation, analysis, and review of all matters pertaining to the transactions contemplated under this Agreement and are not relying on any representations, warranties or covenants of the other Parties, except for those representations, warranties and covenants contained in this Agreement.

     4.   Representations, Warrants and Covenants of AIN.

     AIN represents and warrants to Lionshead that the following are now true and correct:

          a. AIN does not have any knowledge of any litigation, arbitration, or pending governmental administrative proceeding between the parties.

          b. AIN has not assigned, hypothecated, sold or transferred any interest that he may have in the hereinabove described matters, any claims that are the subject of the herein Agreement, or any matter related hereto to any person or entity that is not a party to the herein Agreement.

          c. AIN is authorized and empowered to sign and enter into this Agreement and does so willingly, voluntarily and knowingly.

          d. By executing this Agreement, AIN, to its knowledge, is not violating any duty, contract, statute, ordinance or law.



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     5.   Representations, Warranties and Covenants of Lionshead.

     Lionshead represents and warrants to AIN that the following are now true and correct:

          a. Lionshead will not be rendered insolvent as a result of this Agreement.

          b. Lionshead has not assigned, hypothecated, sold or transferred any interest that it may have in the hereinabove described matters, any claims that are the subject of the herein Agreement, or any matter related hereto to any person or entity that is not a party to the herein Agreement.

          c. Lionshead is authorized and empowered to sign and enter into this Agreement and does so willingly, voluntarily and knowingly.

          d. Lionshead has no other assets of value (defined as any assets with a value, as of the Effective Date, greater than $250.00) other than the trademark rights to the Senior Channel.

          e. Lionshead holds all rights whatsoever in the name of the Senior Channel, and has not assigned, conveyed, hypothecated, sold or transferred the rights in the aforementioned name.

          f. Lionshead will not file or maintain any action against any party which results in a claim by said party against AIN to defend or indemnify said party.
          g. Lionshead does not have any knowledge of any litigation, arbitration, or pending governmental administrative proceeding between the parties.

          h. By executing this Agreement, Lionshead, to its knowledge, is not violating any duty, contract, statute, ordinance or law.



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     6.   Indemnification by Lionshead.

     Lionshead shall, as of and after the Effective Date, indemnify, defend and hold harmless AIN and its Agents against and in respect of the following:

          a. Any and all damages, losses, costs, liabilities, or deficiencies resulting from any misrepresentations, breach of warranty, representation or obligations, or failure to perform any covenant on the part of the Lionshead under this Agreement including but not limited to any and all judgments or orders of an administrative agency or agencies or arbitration awards rendered against AIN as a result of the conduct or omissions of Lionshead in failing to perform or violating this Agreement.

          b. Any and all actions, suits, proceedings, demands, assessments, judgments, costs, legal and other expenses, including reasonable attorneys' fees, expert or other witness fees, investigation costs, penalties, costs and the like incident to any matter under paragraph 6.a. above.

     7.   Notices.

     All notices, consents, or demands required or permitted to be given under this Agreement shall be in writing, and shall be deemed duly delivered when served on the service party noted below, or shall be deemed duly delivered five
(5) days after posting if sent to the party at the address indicated below by registered or certified mail with first class postage prepaid:


     If to Lionshead:         2950 E. Flamingo Rd., Ste G
                              Las Vegas, NV 89121

     with a copy to:          Max C. Tanner
                              2950 East Flamingo Road, Suite G
                              Las Vegas, NV 89121


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          If to AIN:          American Independent Network
                              Attn: Randy Moseley
                              6125 Airport Freeway, Suite 200
                              Halton City, TX 76117

          with a copy to:     Knapp, Petersen & Clarke
                              Attn: Jeffrey S. Leung, Esq.
                              500 N. Brand Blvd., 20th Floor
                              Glendale, CA 91203

          Any party may change the address or service party from time to time by notice under this paragraph.

          8.   Miscellaneous Provisions.

               a. Other Documents and Acts. Each party agrees to execute documents of further assistance and other documents as are necessary or appropriate to carry out the terms and conditions of this Agreement, and to do everything that may be reasonably required to carry out the obligations of that party and to consummate the transactions contemplated under this Agreement provided that any such requests shall be directed to the party's legal counsel in the case of Lionshead.

               b. No Admission of Liability. Notwithstanding anything to the contrary, no party hereto is admitting, or has admitted, the commission of any wrongful act or the failure to perform an act that may have been required of said party or any Agent thereof. Further, no interference may be raised as and against any party hereto, or any Agent thereof, that, by entering into this Agreement any party hereto, or any Agent hereof, is guilty of the commission of a wrongful act or is guilty of failing to perform any act required of said party, or any Agent thereof.

               c. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, writings or understandings of the parties. There are no warranties, representations, covenants, or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and in the Exhibits.

               d. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.




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        e.   Modifications. No amendment or modification of this Agreement shall be valid unless in writing and signed by all the parties.

        f. No Third Party Beneficiaries. Nothing in this Agreement, whether expressed or implied, is intended to confer upon any person, other than the parties and their respective successors and assigns, any rights or remedies under or by reason of this Agreement. Nevertheless, all the terms and provisions of this Agreement shall be binding upon, an inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties.

        g. Attorneys' Fees. The prevailing party in any dispute under this Agreement shall be entitled to recover from the other party the reasonable costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party.

        h. Controlling Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

        i. Exhibits. All Exhibits called for under this Agreement shall be deemed to be attached to this Agreement and incorporated into this Agreement by reference and made a part of this Agreement as though set forth in full in this Agreement.

        j. Survival. All representations, covenants, warranties and obligations of the parties contained in this Agreement, or in any Exhibit, shall survive the execution of this Agreement and performance hereunder.

        k. Counsel. Lionshead acknowledges that it has had a reasonable opportunity to examine and discuss the terms of this Agreement with its attorneys, and it warrants and represents that it has read, understood and agreed with each and all of the provisions of this Agreement, and has knowingly executed the Agreement. AIN acknowledges that it has had a reasonable opportunity to examine and discuss the terms of this Agreement with counsel of his choosing, warrants that he has read, understood and agreed with each and all of the provisions of this Agreement, and has knowingly executed the Agreement.

        l. Headings. The headings contained int this Agreement are for convenience only and shall not affect in any way the meaining or interpretation of this Agreement.




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        m.   Invalid Provision. If a provision of this Agreement or Exhibit to this Agreement shall be adjudged by a court to be invalid or unenforceable, the provision shall in no way affect the validity or enforceability of any other provision of this Agreement.

        n. Separate Costs. All parties to pay their own costs and attorney's fees and expenses related to this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

                                Lionshead Entertainment Corporation,
                                a Nevada Corporation


                                By:________________________________
                                NAME: Jacques Verhaak
                                Its: President

                                American Independent Network,
                                A Delaware corporation


                                By:_________________________________
                                   Randy Moseley
                                   President


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